Exhibit 99.1

          Teletouch Announces Resignation of President J. Kernan Crotty

     TYLER, Texas--(BUSINESS WIRE)--Dec. 20, 2005--Teletouch Communications, Inc. (AMEX:TLL) announced today that its President, COO and CFO, J. Kernan Crotty, has resigned from the company, effective December 19, 2005. Crotty has also resigned from his position as a member of the Teletouch Communications, Inc. Board of Directors and all standing committees thereof.
     During his just over seven years with Teletouch, Crotty holds and has held a number of leadership positions, including Executive Vice President, Chief Financial Officer, Chief Operating Officer and since 2001, President. Crotty is entitled to certain employment termination payments and benefits under the Separation and Release Agreement executed between the Company and Mr. Crotty.
     "We are grateful to Kernan for his years of service to Teletouch, and we wish him well in his future endeavors," said Robert M. McMurrey, Chairman of the Company.
     T. A. "Kip" Hyde, Jr., will continue as CEO and the managing executive of Teletouch. Douglas Sloan, currently Controller and Corporate Secretary for the Company, will assume the roles and responsibilities of acting Chief Financial Officer on an interim basis.

     About Teletouch

     Teletouch offers telemetry and GPS-location based mobile asset monitoring, cellular, two-way radio communications and wireless messaging services throughout the United States. Teletouch's common stock is traded on the American Stock Exchange under stock symbol: TLL. Additional business and financial information on Teletouch is available at www.Teletouch.com.

     All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption "Additional Factors That May Affect Our Business" in the Company's most recent Form 10-K and 10-Q filings, and amendments thereto. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement


    CONTACT: Teletouch Communications, Inc.
             Press & Investors Contact
             Thomas A. "Kip" Hyde, Jr., 817-654-6225
             khyde@teletouch.com